Item 12.      Securities Ownership of Certain Beneficial Owners and Management

The Company has one class of capital stock outstanding, consisting as of November 30, 1999, of 29,804,590 shares of Common Stock without par value. The number of shares contained in this report reflects adjustments for the four-for-three stock split, which was approved by the board of directors on July 31, 1998, and became effective on October 2, 1998. The holders of the outstanding shares of Common Stock are entitled to one vote for each share held of record on each matter presented to a vote of the shareholders.

In connection with the Company's acquisition of Richmond Gas Corporation ("Richmond") and Terre Haute Gas Corporation ("Terre Haute"), shares of Common Stock of the Company were issued to certain members of the Anton Hulman, Jr. family, certain corporations controlled by them, certain trusts established for their benefit and certain other persons with personal or business relationships with the family (collectively, the "Hulman Interests"). At November 30, 1999, the Hulman Interests beneficially owned an aggregate of 3,615,603 shares of the Company, which comprised 12.13 percent of the Company's outstanding Common Stock. At November 30, 1999, the following beneficial owners held more than 5 percent of the outstanding Common Stock of the Company, the only class of voting securities outstanding:

                                                              Nature of
 Title of     Name and Address of        Number of Shares   Beneficial   Percent
   Class       Beneficial Owner        Beneficially Owned   Ownership   of Class
--------------------------------------------------------------------------------
  Common        Hulman & Company            2,113,247        Voting &     7.09%
               900 Wabash Avenue                            Investment
           Terre Haute, Indiana 47807



As a result of the attribution to certain persons of shares held by Hulman & Company, the following persons are deemed to be beneficial owners of more than 5 percent of the outstanding Common Stock of the Company:

  Title of           Name of             Number of Shares       Percent of
    Class        Beneficial Owner       Beneficially Owned         Class
 ----------      ----------------       ------------------      --------
   Common         Mari H. George            2,691,469              9.03%
   Common        Anton H. George            2,415,603              8.11%
   Common      Katherine M. George          2,122,133              7.12%
   Common        Laura L. George            2,415,603              8.11%
   Common        Nancy L. George            2,123,184              7.12%
   Common      M. Josephine George          2,119,193              7.11%



The number of shares held beneficially by Mari H. George, Anton H. George, Katherine M. George, Nancy L. George and M. Josephine George each includes 2,113,247 shares held by Hulman & Company as to which each, as a director of Hulman & Company, may be deemed to share voting power and investment power. The number of shares held beneficially by Mari H. George and Anton H. George each includes 289,864 shares held by Rose-Hulman Institute of Technology
("Rose-Hulman") as to which Anton H. George, as a member of the Investment Management Committee of the Board of Trustees of Rose-Hulman, and as to which Mari H. George, as a member of the Board of Trustees, may be deemed to share voting power and investment power, and as to which each disclaims beneficial ownership. Laura L. George is the wife of Anton H. George, and the shares listed for her are those beneficially owned by Mr. George. Laura L. George disclaims beneficial ownership of all such shares. The information furnished here regarding beneficial ownership is derived from the Schedule 13D, as amended most recently on June 29, 1994, filed by the Hulman Interests with the Securities and Exchange Commission, and Forms 3, 4 and 5 filed through September 30, 1999. The filing of the Schedule 13D by the Hulman Interests did not affirm the existence of a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 or the regulations promulgated under it.

The following table sets forth the number of shares of Common Stock of the Company beneficially owned by the directors, the chief executive officer, the five additional named executive officers, and all directors and executive officers as a group, as of September 30, 1999. Except as otherwise indicated, each individual has sole voting and investment power with respect to the shares listed below.

    Name of Individuals or Identity of Group       Shares Owned Beneficially (1)
    ----------------------------------------       -----------------------------
       ANTHONY E. ARD                                      27,229  (2)(3)
       Indianapolis, Indiana
       PAUL T. BAKER                                       48,471  (2)
       Indianapolis, Indiana
       CARL L. CHAPMAN                                     21,054  (2)(4)
       Indianapolis, Indiana
       NIEL C. ELLERBROOK                                  49,021  (2)(5)
       Indianapolis, Indiana
       L. A. FERGER                                       137,529  (2)(7)
       Indianapolis, Indiana
       ANTON H. GEORGE                                  2,415,603  (1)(6)
       Indianapolis, Indiana
       TIMOTHY M. HEWITT                                   17,161  (2)(3)(4)
       Indianapolis, Indiana
       DON E. MARSH                                         9,287  (6)
       Indianapolis, Indiana
       WILLIAM G. MAYS                                      1,395  (6)
       Indianapolis, Indiana
       J. TIMOTHY MCGINLEY                                  2,311  (6)
       Indianapolis, Indiana
       RICHARD P. RECHTER                                  11,676  (3)(6)
       Bloomington, Indiana
       JAMES C. SHOOK                                      57,488  (6)(8)
       Lafayette, Indiana
       JEAN L. WOJTOWICZ                                    2,472  (6)
       Indianapolis, Indiana
       JOHN E. WORTHEN                                      1,574  (6)
       Muncie, Indiana
       All directors and executive officers             2,802,271  (1)
       as a group (14 persons)


(1) Except for Anton H. George, no director or executive officer owned beneficially as of September 30, 1999, more than .46 percent of Common Stock of the Company. Excluding Anton H. George, all directors and executive officers owned beneficially an aggregate of 386,668 shares or
     1.30 percent of Common Stock of the Company outstanding as of that date. The beneficial ownership by Anton H. George of 2,415,603 shares or 8.11 percent of Common Stock of the Company is discussed above in "Voting Securities".

(2) Includes shares awarded to Messrs. Ard, Baker, Chapman, Ellerbrook, Ferger and Hewitt under the Company Executive Restricted Stock Plan, which are subject to certain transferability restrictions and forfeiture provisions.

(3) Some or all of the shares owned by Messrs. Ard, Hewitt and Rechter are owned jointly with their wives.

(4) As of May 1, 1998, when he returned to Investments on a full-time basis, Mr. Chapman resumed his status as a named executive officer of Company.

(5) Includes 1,170 shares held by Mr. Ellerbrook's wife, and he disclaims beneficial interest therein.

(6) Includes shares granted to non-employee directors under the Company Directors Restricted Stock Plan, some of which shares are subject to certain transferability restrictions and forfeiture provisions.

(7) Includes 77,571 shares held in a family limited partnership, in which Mr. Ferger is a general partner and owns limited partnership interests. Mr. Ferger shares voting and investment power over these shares with his wife.

(8) Includes 2,000 shares held by Mr. Shook's wife, and he disclaims beneficial interest therein.

MERGER AND RELATED MATTERS

At the time the merger agreement among SIGCORP, Indiana Energy and Vectren was executed, Indiana Energy and SIGCORP entered into cross option agreements. See
Item 7 - Other Operating Matters for more information about this merger. The first, entitled "SIGCORP Inc. Stock Option Agreement" grants an option to Indiana Energy to purchase 4,702,483 SIGCORP common shares. The SIGCORP Option Agreement provides for an exercise price of $29.70 per SIGCORP common share. The second, entitled "Indiana Energy, Inc. Stock Option Agreement" grants an option to SIGCORP to purchase 5,927,524 Indiana Energy common shares. The Indiana Energy Option Agreement provides for an exercise price of $22.27 per Indiana Energy common share. Neither Indiana Energy nor SIGCORP paid any consideration in connection with the Option agreements other than the execution of the merger agreement.

The Indiana Energy Option and the SIGCORP Option may be exercised at any time after the merger agreement becomes terminable as a result of a "Trigger Event." A Trigger Event is:

     1) a material breach of any material representation or warranty or any covenant or agreement under the merger agreement: or,

     2)   any one of the following,

      the expiration of the merger agreement,

          o receipt by a party of a competing bid which the board of directors of that party determines must, in the exercise of their fiduciary duties, be accepted,

          o failure to obtain shareholder approval of the merger: withdrawal or modification of the recommendation of the Indiana Energy board or the SIGCORP board that the shareholders approve the merger,

          o the acquisition by a third party of more than 25% of the voting power of Indiana Energy or SIGCORP: or

          o failure to approve replacement executive officers of Vectren if the officers contemplated by the merger agreement are unable or unwilling to serve, provided that in each case, Indiana Energy or SIGCORP fails to reject a third party tender or exchange offer.

Upon exercise of the SIGCORP or the Indiana Energy Option, the exercising company would own up to 16.6% of the outstanding common shares of the other company.

The Indiana Energy and SIGCORP Option terminate upon the earliest of the effective time of the merger;

     the termination of the merger agreement for reasons other than a Trigger Event; or

          o 180 days following the termination of the merger agreement upon or during the continuance of a Trigger Event (or if the option cannot be exercised at the end of the 180 day period due to legal action, until ten business days after the impediment is removed, but in no event later than June 11, 2002).